EXHIBIT 99.1

IsoRay, Inc. Announces Commencement of OTCBB Quotations Under the Symbol "ISRY" and Nomination for FLC Award

RICHLAND, Washington - Nov. 3, 2005 - IsoRay, Inc. (OTCBB:ISRY), today announced that its application for quotations on the OTC Bulletin Board has been approved. Effective at the open of the market on November 2, 2005, the Company's common stock is being quoted on the OTC Bulletin Board under the symbol "ISRY", in addition to continuing to be quoted on the Pink Sheets under that same symbol.

IsoRay also announced today that it has been nominated by the Pacific Northwest National Laboratory, or PNNL, for a 2006 Federal Laboratory Consortium (FLC) Award for Excellence in Technology Transfer. In its nomination, PNNL states that IsoRay's Cesium-131 seed "epitomizes the value of a national laboratory in enabling a small business to develop its breakthrough cancer therapy technology to the point where it is helping treat and cure cancer patients." David Swanberg, IsoRay's Vice President - Operations, commented on the nomination, "IsoRay is pleased that the PNNL has chosen to nominate IsoRay’s 131Cs brachytherapy seed project for a U.S. FLC Technology Transfer award.  This highlights the mutually beneficial relationship that IsoRay has had with PNNL throughout the development of the 131Cs seed technology."

Since IsoRay's first implant in October 2004 at the University of Washington Medical Center in Seattle and through the end of October 2005, Cesium-131 seeds have been implanted into approximately 100 patients. Seventeen treatment centers in 13 states are now presenting the IsoRay Cesium-131 seed as a treatment option for their prostate cancer patients. During this one year period, IsoRay's brachytherapy seeds were manufactured exclusively at PNNL.

IsoRay expects its new facility in Richland to begin production of the Cesium-131 seed later this month, resulting in a transition away from manufacturing activities at PNNL. To obtain increased amounts of the isotopes used in the IsoRay seed, IsoRay has entered into an exclusive agreement with the Institute of Nuclear Materials (INM) in Russia. Under this agreement, INM has agreed to supply both barium and cesium isotopes to IsoRay on an exclusive basis, and management anticipates that the first delivery under this agreement will occur in early 2006. In the event that demand for IsoRay's Cesium-131 seed continues to show dramatic increases, IsoRay's management believes that the company will need to increase staffing and have access to increased supplies of isotopes to meet the demand, and may also need access to additional facilities, including the ATR facility in Idaho Falls, Idaho.

About IsoRay
IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation and lower probability of cancer cell survival. The Cesium-131 seed has a half-life of 9.7 days, compared to 60 days for Iodine-125 seeds and 17 days for Palladium-103 seeds. Because of this shorter half-life, it delivers more than 90 percent of its total radiation dose in less than 33 days, reducing the incidence of common brachytherapy side effects. IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

Safe Harbor Statement
Statements in this news release about IsoRay’s future expectations, including: the advantages of our Cesium131seed, our manufacturing capabilities, and all other statements in this release, other than historical facts, are forward-looking statements. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, and our ability to enforce our intellectual property rights, and other risks detailed from time to time in IsoRay's reports filed with the SEC.

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Contact:
Roger Girard, President and CEO
IsoRay, Inc. 206.849.6507 (cell)